Exhibit 4(a)
Execution copy
JOINDER AGREEMENT
     JOINDER AGREEMENT, dated as of February 23, 2006, made by each of the corporations that are signatories hereto (the “Subsidiary Borrowers”), in favor of JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the several banks and other financial institutions (the “Lenders”) from time to time parties to the Revolving Credit Agreement, dated as of July 21, 2005, by and among The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower” or “Scotts”), certain subsidiaries of the Borrower from time to time parties thereto (the “Subsidiary Borrowers”), the several banks and other financial institutions from time to time parties thereto (the “Lenders”), Bank of America, N.A. and Citicorp North America, Inc., as Syndication Agents, Bank of Tokyo-Mitsubishi Trust Company, BNP Paribas, CoBank, ACB, Harris, N.A., Rabobank International, and Suntrust Bank, as Documentation Agents (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), together with any agreement extending the maturity of, or restructuring, refunding, refinancing or increasing, all or any portion of the Indebtedness under such agreement or any successor agreements (as so assumed, amended, supplemented, waived or modified).
W I T N E S S E T H:
     WHEREAS, the parties to this Joinder Agreement wish to add a Subsidiary Borrower to the Credit Agreement in the manner hereinafter set forth; and
     WHEREAS, this Joinder Agreement is entered into pursuant to subsection 10.1(b)(i) of the Credit Agreement;
     NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
     1. The undersigned Subsidiary of Scotts, hereby acknowledges that it has received and reviewed a copy of the Credit Agreement, and acknowledges and agrees to: join the Credit Agreement as a Subsidiary Borrower, as indicated with its signature below; be bound by all covenants, agreements and acknowledgments attributable to a Subsidiary Borrower in the Credit Agreement; and perform all obligations and duties required of it by the Credit Agreement.
     2. The undersigned Subsidiary of Scotts hereby represents and warrants that the representations and warranties with respect to it contained in Section 4 of the Credit Agreement and each of the other Loan Documents to which such Subsidiary of Scotts is a party or which are contained in any certificate furnished by or on behalf of such Subsidiary of Scotts are true and correct on the date hereof.

     3. The address and jurisdiction of incorporation of the undersigned Subsidiary of Scotts is set forth in Annex I to this Joinder Agreement.
     4. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

     IN WITNESS WHEREOF, each of the undersigned has caused this Joinder Agreement to be duly executed and delivered in New York, New York by its proper and duly authorized officer as of the date set forth below.

SMG GROWING MEDIA, INC., as a Subsidiary Borrower
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Title:	Executive Vice President and CFO

THE SCOTTS MIRACLE-GRO COMPANY
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Title:	Executive Vice President and CFO

ACKNOWLEDGED AND AGREED TO:
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:	/s/ Randolph Cates

Name: Randolph Cates
Title: Vice President

ANNEX I
14111 Scottslawn Road
Marysville, Ohio 43041
Organized in the State of Ohio
05/05/2006 — Columbus — 9893003